Exhibit 10

Second Addendum to J.A. Bouknight Agreement

February 18, 2014

This is the second addendum to the agreement between J.A. Bouknight and the Company dated August 26, 2009 (the “Agreement”).

Page 2 of the Agreement shall be amended by adding the following immediately after the Addendum to the Agreement dated November 19, 2012:

Any award of Performance Shares granted to you in 2014 or thereafter will vest one-twelfth per month during the year in which the award of Performance Shares is granted. You will become fully vested on December 31 of the year in which the award of Performance Shares is granted, or earlier, if your employment is terminated by reason of disability or death. The payment of any such awards will be made after the completion of the three year performance cycle applicable to each grant as set forth in the respective grant agreements.

If the foregoing is in accordance with your understanding, please sign this Addendum to the Agreement and return it to Margaret M. Pego, Senior Vice President Human Resources and Chief Human Resources Officer.

/s/ J. A. Bouknight	February 18, 2014
J.A. Bouknight	Date
Executive Vice President & General Counsel

/s/ Margaret M Pego	February 18, 2014
Margaret M. Pego	Date
Senior Vice President – Human Resources and Chief Human Resources Officer